EXHIBIT 10.14

CONSULTING AGREEMENT

This Agreement is made as of October 24, 2014 between ASOthera Pharmaceuticals, Inc. (the “Company”) and Adrian Krainer, PhD (the “Consultant”), an employee of the Cold Spring Harbor Laboratory (“CSHL”). The Company is engaged in scientific research relating to the development of antisense-based drugs, therapies, diagnostic and research tools, products, services and intellectual property (the “Field”). The Consultant has experience in the Field, and the Company seeks to benefit from the Consultant’s expertise by retaining the Consultant as a consultant. The Consultant wishes to perform consulting services in the Field for the Company. Accordingly, the Company and the Consultant agree as follows:

1. Services.

(a) The Consultant shall provide consulting services to the Company with respect to matters related to the Field. The Consultant’s services for the Company shall consist only of the exchange of ideas and provision of advice; the Consultant shall not direct or conduct research for or on behalf of the Company except pursuant to the terms of the Sponsored Research Agreement dated October 24, 2014 by and between Company and CSHL (the “Sponsored Research Agreement”). More specifically, Consultant shall (i) serve on the Company’s scientific advisory board and attend scientific advisory board meetings; (ii) provide general scientific advice regarding the Company’s products or services, the general direction of its research program, recruitment of personnel, and techniques used in research in the Field; and (iii) advise on the Company’s efforts to produce, develop, and market one or more specific products or services in the Field. The Consultant’s services shall be rendered at CSHL, the Company’s offices, or any location that is mutually agreeable to Consultant and Company.

(b) The Company acknowledges that the Consultant is a CSHL employee and is subject to CSHL’s policies, including policies concerning consulting, conflicts of interest, and intellectual property. Any conflict between the policies of CSHL and this Agreement shall be decided in a manner consistent with CSHL policies. The Company acknowledges and agrees that nothing in this Agreement shall affect the Consultant’s obligations to CSHL, the Consultant’s research on behalf of CSHL, the Consultant’s ability to submit and publish the results of CSHL research, or research collaborations in which the Consultant is a participant, and that this

Agreement shall have no effect upon transfers (by way of license or otherwise) to third parties of materials or intellectual property developed in whole or in part by the Consultant as a CSHL employee. Consultant hereby certifies that Consultant has no outstanding agreement or obligation that is in conflict with, or that would preclude Consultant from complying with, this Agreement. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, Consultant agrees that, during the term of this Agreement, Consultant will not directly or indirectly provide any services in the Field to any other business or commercial entity on programs or products that compete with a program or product of the Company. Without limiting the foregoing, Consultant agrees to use his best efforts (i) to segregate Consultant’s services performed under this Agreement from Consultant’s work done for any such third party or for CSHL so as to minimize any questions of disclosure of, or rights under, any inventions, (ii) to notify the CEO of the Company if at any time the Consultant believes that such questions may result from his performance under this Agreement and (iii) to assist the Company in fairly resolving any questions in this regard which may arise. The services performed hereunder will not be conducted on time that is required to be devoted to CSHL or any other third party.

2. Compensation.

The consideration described in Exhibit A constitutes the full consideration for the consulting services to be provided by the Consultant to the Company.

3. Confidentiality.

(a) The Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that (i) is proprietary to CSHL and (ii) is not generally available to the public, except through formal technology transfer procedures. Without limiting the generality of the foregoing, the Consultant may disclose to the Company any information that is subject to the Option Agreement dated October 24, 2014 between CSHL and Company (the “Option Agreement”) or any license agreement that may be entered pursuant to the terms of the Option Agreement (the “License Agreement”) or the Sponsored Research Agreement.

(b) In providing consulting services to the Company pursuant to this Agreement, the Consultant may acquire information that pertains to the Company’s products, processes, equipment, programs, developments, or plans and that is both (i) disclosed or made known by the Company to the Consultant and (ii) either identified as “confidential” by the Company at any time or which due to its nature or the circumstances of its disclosure, a person exercising reasonable business judgment would understand to be confidential or proprietary (collectively, “Company Confidential Information”). In addition, “Company Confidential Information” includes information that is generated by the Consultant (whether alone or with others) (A) during the course of performing consulting services for the Company under this Agreement and (B) outside the course of the Consultant’s activities as an CSHL employee or member of CSHL’s scientific staff. The Consultant agrees not to disclose any Company Confidential Information to third parties or to use any Company Confidential Information for any purpose other than performance of consulting services pursuant to this Agreement, without the prior written consent of the Company. The obligations of Consultant under this paragraph 3(b) will continue for a period of five (5) years after the expiration or termination of this Agreement.

(c) “Company Confidential Information” does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; or (iii) is already in the possession of the Consultant on the date this Agreement becomes effective. In addition, nothing in this Agreement shall restrict Consultant from disclosing Company Confidential Information to the extent it is required to be disclosed by law, government regulation, or court order, provided that the Consultant takes reasonable steps to provide the Company with sufficient prior notice to allow the Company to consent to the disclosure or seek a protective order. In addition, Company Confidential Information does not include information generated by the Consultant (whether alone or with others) unless the Consultant generated the information (A) during the course of performing consulting services for the Company under this Agreement and (B) outside the course of the Consultant’s activities as an CSHL employee or member of CSHL’s scientific staff. Upon the Company’s request, the Consultant shall return to the Company any or all Company Confidential Information that is in writing or is otherwise in physical or tangible form.

4. Intellectual Property.

(a) Recognizing that the Consultant is a full time employee of CSHL, the CSHL policy regarding ownership of employee Intellectual Property will apply and the Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by, through or under the control of CSHL (collectively, “CSHL Intellectual Property”). The Company also acknowledges and agrees that it will enjoy no priority or advantage as a direct result of the consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in the Consultant’s capacity as a CSHL employee or member of CSHL’s scientific staff except as provided for under the Sponsored Research Agreement, the Option Agreement or any License Agreement.

(b) It is understood and agreed that CSHL’s interest in any inventions or know-how that are conceived, developed or reduced to practice solely or jointly by Consultant in connection with Consultant’s performance of services under this Agreement will constitute Patent Period Inventions or Licensed Know-how (as the case may be) under the Option Agreement and any license agreement that may be entered into pursuant to the terms thereof.

5. Defense and Indemnification.

The Company agrees, at its sole expense, to defend CSHL and Consultant against, and to indemnify and hold CSHL and Consultant harmless from, any liability, claim, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against CSHL or Consultant, either arising from this Agreement, the Consultant’s performance of services for the Company under this Agreement, or any Company products or services which result from the Consultant’s performance of services under this Agreement, except for any of the same resulting from Consultant’s gross negligence, willful misconduct or failure to comply with applicable law.

6. Term and Termination.

(a) Unless terminated earlier under paragraph 6(b), below, this Agreement shall be for a term of five years. This Agreement may be extended by mutual written agreement of Consultant and Company.

(b) Without limiting any rights which either party to this Agreement may have by reason of any default by the other party, each party reserves the right to terminate this Agreement at its convenience by written notice given to the other party. Such termination shall be effective upon the date not earlier than 90 days following the date of such notice as shall be specified in said notice.

(c) Paragraphs 3, 4, 5, 6(c), and 7 hereof shall survive termination of this Agreement. In addition, termination of this Agreement shall not affect either (i) the Company’s obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under paragraph 2, above, or (ii) the Consultant’s continuing obligations to the Company under paragraphs 3 and 4, above.

7. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be; provided, however, the obligations hereunder of each party to the other are personal and may not be assigned without the express written consent of such other party.

(b) The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

(c) The Company may use the Consultant’s name, and in doing so may cite the Consultant’s relationship with CSHL, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement, promotion or advertisement of the Company or of any Company program, product or service. However, the Company shall not use the Consultant’s name or CSHL’s name in any press release, or quote the Consultant in any company materials, or otherwise use the Consultant’s name or CSHL’s name in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance CSHL’s written consent, and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.

(d) Notice given by one party to the other hereunder shall be in writing and deemed to have been properly given if personally delivered or sent by registered or certified mail or overnight express courier (prepaid), addressed as follows:

To Consultant: Dr. Adrian Krainer

c/o Cold Spring Harbor Laboratory

One Bungtown Road

Cold Spring Harbor, NY 11724

With a copy to:

Cold Spring Harbor Laboratory

One Bungtown Road

Cold Spring Harbor, NY 11724

Attention: Vice President, Business Development

& Technology Transfer

To Company: ASOthera Pharmaceuticals, Inc.

4 Washington Street

Lexington, MA 02421

Attention: Huw Nash

(e) This Agreement supersedes all prior or contemporaneous agreements and discussions relating to the subject matter hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matter of this Agreement. The Company and the Consultant agree that any amendment of this Agreement (including, without limitation, any extension of its term or any change in the consideration set forth above to be provided to the Consultant hereunder) or any other departure from the terms or conditions hereof must be signed by the Consultant and an authorized representative of the Company, and also is subject to CSHL’s prior written approval. Notwithstanding the foregoing, in the event of a conflict between any provisions of this Agreement, the Option Agreement, any license agreement that may be entered pursuant to the terms of the Option Agreement or the Sponsored Research Agreement, the said agreements will be given the following order of precedence:

1. the Option Agreement and any license agreement that may be entered pursuant to the terms thereof;

2. the Sponsored Research Agreement; and

3. this Agreement.

(f) If any provision of this Agreement affecting the rights or property of CSHL is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, this Agreement shall terminate as of the date such adjudication is effective. If any other provision of this Agreement is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, such provision shall be severed and the remaining provisions shall continue in full force and effect.

(g) The Consultant and the Company acknowledge that (i) the Consultant is entering into this Agreement in the Consultant’s individual capacity and not as an employee or agent of CSHL, (ii) CSHL is not a party to this Agreement and has no liability or obligation hereunder, and (iii) CSHL is an intended third-party beneficiary of this Agreement and certain provisions of this Agreement are for CSHL’s benefit and are enforceable by CSHL in its own name.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first stated above.

ASOthera Pharmaceuticals, Inc.

By:	/s/ Huw M. Nash
Name: Huw M. Nash
Title: Chief Executive Officer
Date: November 18, 2014

By:	/s/ Adrian R. Krainer
Adrian Krainer, PhD
Date: 11/18/14

Exhibit A

Compensation

The Company shall pay the Consultant as follows: a total of $100,000 per year payable in monthly installments of $8,333.33 per month. No monthly invoice to the Company from the Consultant will be required for the aforementioned compensation. In addition to the foregoing amount, the Company shall promptly reimburse the Consultant for all reasonable expenses incurred by the Consultant in providing consulting services under this Agreement, provided that any single expense above $1,000 is approved in advance by the Company and provided that the Consultant submits an invoice detailing such reasonable expenses, such invoices to be paid within 30 days by the Company.